Exhibit 99.1
Richard M. Osborne
8500 Station Street
Suite 113
Mentor, Ohio 44060
Phone: (440) 951-1111
Fax: (440) 225-8645
March 5, 2009
Corning Natural Gas Company
330 W. William Street
P. O. Box 58
Corning,, N.Y. 14880
Attn: Mike German
Dear Mike:
With deep regret, I have to resign as Chairman of Corning Natural Gas for the following reasons:
First, an offer was made by Energy West of Great Falls Montana of approximately $21.35 per share in Energy West stock. Some board members did not want to make the offer public to shareholders and subsequently, some of the directors were asking if they could go out in the market place and buy Corning Natural Gas stock. This was very upsetting to me.
Second, Corning is borrowing against the Rabbi Trust which has a loss of approximately $600,000. I do not feel that this is appropriate.
Third, having pipeline materials given to us by an exploration company and Corning natural Gas recording this as a profit I also feel is not appropriate.
I have been patiently waiting for the Company’s first dividend which shareholders were promised last year.
Sincerely,
/s/ Rick
Rick